Exhibit 10.2

Management
Incentive
Plan
PLAN DOCUMENT

GRAPHIC PACKAGING INTERNATIONAL, INC.
MANAGEMENT INCENTIVE PLAN
Table of Contents

Section #	Subject	Page #

I	Plan Purpose	3

II	Financial Performance	3-4

III	Award Determination and Approval	4

IV	Individual Performance Factors	4-5

V	Currency	5

VI	Participation Level and New Participants	5

VII	Revisions to Plan	5-6

VIII	Form and Timing of Awards	6

IX	Employees on Leave	6

X	Termination, Death or Disability	6-7

XI	Other Plan Design Considerations	7-8

I.	PLAN PURPOSE:

The purpose of the Management Incentive Plan (the “Plan”) is to offer a meaningful short-term incentive award opportunity for key managers (“Participants”) who can make significant contributions to the growth and profitability of Graphic Packaging International, Inc. (the “Company”). The Plan is designed to emphasize management’s commitment to financial success and to the Company’s ultimate purpose of delivering a superior return on the investment of its shareholders. Each “Plan Year” for the Plan is January 1st to December 31st.

II.	FINANCIAL PERFORMANCE:

Awards under the Plan are financially-driven and will be based on the results of the Company as a whole and/or any subsidiary, affiliate or business unit of the Company, or a combination of these results. One or a combination of the following performance measures will be used to measure such results:
•	Net earnings or net income (before or after taxes)

•	Earnings per share

•	Net sales growth

•	Net operating profit

•	Return measures (including, but not limited to, return on assets, capital, equity or sales)

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital)

•	Earnings before or after taxes, interest, depreciation and/or amortization

•	Gross or operating margins

•	Productivity ratios

•	Share price (including, but not limited to, growth measures and total shareholder return)

•	Expense targets

•	Margins

•	Operating efficiency

•	Customer satisfaction

•	Working capital targets

•	EVA® (Economic Value Added).

Focusing on these financial results reinforces management’s essential obligation to the shareholders to do everything possible to achieve the best result in Company performance. It also promotes cooperation and teamwork across Graphic Packaging’s global business operations and support functions.

Each Participant’s incentive award opportunity for any given Plan Year is based on the specific corporate performance measures established during the annual operating plan approval process, and approved by the Company’s Compensation and Benefits Committee and the Board of Directors, for that Plan Year.

III.	AWARD DETERMINATION AND APPROVAL:

The Plan is specifically designed to create substantial incentive opportunity for the achievement of Graphic Packaging’s most important financial goals. After the conclusion of a Plan Year, the President and CEO will make a recommendation to the Company’s Compensation and Benefits Committee and Board of Directors regarding the payout under the Plan. This recommendation will be based upon the President and CEO’s assessment of the degree to which the Company achieved the performance measures applicable to that Plan Year and the degree to which each Participant contributed to that achievement. The Company’s Compensation and Benefits Committee and full Board of Directors must approve any such payments under the Plan.

IV.	INDIVIDUAL PERFORMANCE FACTORS:

Award opportunities (before individual performance factors) range from 0% to 200% of an individual’s target award. The individual performance factors can adjust a Participant’s target award by up to 25%, either up or down. Individual performance factors may include actual contributions to the corporate EBITDA goal. All adjustments to calculated awards based on individual performance factors are determined by the President and CEO.

All awards are calculated by corporate human resources and ultimately approved by the President and CEO of the Company. Awards must also be approved by the

Compensation and Benefits Committee of the Board of Directors and by the full Board of Directors.

V.	CURRENCY:

All financial results will be stated on a U.S. dollar reporting basis for purposes of determining actual performance against the applicable performance measures for any given Plan Year.

VI.	PARTICIPATION LEVEL AND NEW PARTICIPANTS:

Participation level is defined as the “target” incentive award opportunity provided to Participants under the Plan. Each Participant’s approved participation level is determined and communicated annually. The target incentive award opportunity is expressed as a percentage of a Participant’s base salary actually earned during any given Plan Year.

For Participants whose participation level changes during the 1st quarter of a Plan Year, the change will become effective retroactive to the first day of that Plan Year. If the change occurs in the 4th quarter of a Plan Year, it will take effect on January 1st of the following Plan Year. Changes occurring in the 2nd or 3rd quarters of a Plan Year will result in any awards earned calculated on a strictly prorated basis for the number of days assigned to each participation level during that Plan Year.

New Participants shall have any awards earned strictly prorated by the number of days of participation in their first Plan Year, except if hired during the 4th Quarter. In this event, their participation will become effective the following Plan Year.

VII.	REVISIONS TO PLAN:

Revisions to applicable performance goals and results for any given Plan Year may be considered to recognize circumstances beyond the control of Participants. Such revisions will be rare in practice and only respond to extraordinary and unforeseeable events. It is understood that revisions may adjust for positive windfalls as well as negative shortfalls. Revisions must be approved by the President and CEO of the Company, the Compensation and Benefits Committee of the Board of Directors and

the full Board of Directors.

VIII.	FORM AND TIMING OF AWARDS:

All awards under the Plan will be paid in cash and in local currency. Awards will be subject to all applicable social insurance, income tax and other withholding requirements effective at the time of payment.

Awards paid to Participants in hyper-inflationary countries may be monetarily corrected to adjust for currency devaluation between the close of the plan year and the award payment date.

All earned awards will be paid during the 1st quarter of the calendar year following the close of each Plan Year.

IX.	EMPLOYEES ON LEAVE:

Awards for employees on approved leave will be prorated to exclude the time away from work. Approved leaves include: sick, personal, family medical, and military leaves of absence.

X.	TERMINATION, DEATH, OR DISABILITY:

Awards for a given Plan Year will be paid to Participants who are actually employed and on the payroll on the last day of that Plan Year. A Participant whose employment terminates prior to the last day of a Plan Year shall forfeit any and all rights to an award from the Plan for that Plan Year, except for Participants (1) who terminate employment due to death or disability, or retirement; or (2) who are eligible for benefits under the Graphic Packaging International, Inc. Severance Pay Plan, and who sign and return (and do not revoke) a Release under that Plan (“Special Circumstance Participants”). Under this provision, Special Circumstance Participants may be paid a pro rata portion of any award earned based on their date of termination, and all such prorated payments, if any, will be made at the time and in the form received by all other Participants. Any executive who is entitled to a payment in lieu of incentive compensation upon termination of employment under an employment agreement shall not also be entitled to an award under the Plan for the year in which termination takes place.

XI.	OTHER PLAN DESIGN CONSIDERATIONS:

The Plan will be managed by each business unit executive and administered by corporate compensation. All reported financial results will be confirmed by the Company’s Chief Financial Officer upon completion of the annual report of independent accountants. Communication of all awards will be provided by the business unit’s senior management only upon written confirmation of all required approvals.

No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge, or encumber his or her right to receive any award payable under the Plan.

No Participant shall have any lien on any assets of the Company by reason of any award payable under the Plan.

The Company specifically reserves the right to amend, modify, or terminate the Plan at any time for any reason. Neither the Plan nor any award under the Plan shall create any employment contract or imply any relationship between the Company and any Participant, other than employment terminable by either party at will.

No one may participate in the Plan, or have any components of it changed after initial notification of participation, without the expressed written notice of approval by the Plan Administrators. Every Plan position and proposed additional positions are reviewed for eligibility on an annual basis.

Participants must maintain at least a “successful” performance rating throughout a Plan Year to be eligible for payment of an award regardless of corporate performance. Sustained performance problems may result in permanent disqualification of participation in the Plan.

The terms of the Plan are governed by the laws of the State of Georgia without regard to conflict of laws principles.

The Plan design is dynamic and is reviewed annually by executive management and the Company’s Compensation and Benefits Committee to insure that performance measures, their relative weighting and award parameters address Graphic Packaging’s business strategy and its annual financial objectives.

Notwithstanding any language to the contrary elsewhere in this plan document, the President and Chief Executive Officer reserves the right to increase, decrease, or eliminate any and all Plan awards, including but not limited to any individual award, if, in the exercise of his business judgment, such modifications would be in the best interest of the Company.
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